Moody National REIT II, Inc. - 8-K

EXHIBIT 99.1

March 20, 2017

To Our Stockholders:

On March 16, 2017, the board of directors of Moody National REIT II, Inc. approved an amended and restated distribution reinvestment plan, which will become effective with respect to distributions made in April 2017. Pursuant to the amended and restated distribution reinvestment plan, we will offer shares of our common stock to our stockholders at a price of $25.04 per share, which is equal to our estimated per share value of our common stock as of December 31, 2016.

A copy of the complete terms of our amended and restated distribution reinvestment plan is included with this letter.

We thank you for your continued support of Moody National REIT II, Inc.

Sincerely,

/s/ Brett C. Moody

Brett C. Moody

Chief Executive Officer and President